As filed with the Securities and Exchange Commission on September 25, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GOODRX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-5104396
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

233 Wilshire Blvd., Suite 990

Santa Monica, CA 90401

(855) 268-2822

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

GoodRx Holdings, Inc. Fifth Amended and Restated 2015 Equity Incentive Plan

GoodRx Holdings, Inc. 2020 Incentive Award Plan

GoodRx Holdings, Inc. 2020 Employee Stock Purchase Plan

(Full title of the plans)

Karsten Voermann

Chief Financial Officer

233 Wilshire Blvd., Suite 990

Santa Monica, CA 90401

(855) 268-2822

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe

Brian J. Cuneo

Benjamin J. Cohen

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Fifth Amended and Restated 2015 Equity Incentive Plan (Class A common stock, par value $0.0001 per share)	23,756,491 (2)	$4.81 (5)	$114,268,722	$14,833
2020 Incentive Award Plan (Class A common stock, par value $0.0001 per share)	60,734,883 (3)	$33.00 (6)	$2,004,251,139	$260,152
2020 Incentive Award Plan (Class B common stock, par value $0.0001 per share)	60,734,883 (3)	$33.00 (6)	$2,004,251,139	$260,152
2020 Employee Stock Purchase Plan (Class A common stock, par value $0.0001 per share)	9,000,000 (4)	$33.00 (6)	$297,000,000	$38,551
TOTAL	154,226,257	—	$4,419,771,000	$573,688

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover (i) any additional shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of GoodRx Holdings Inc. (the “Company”) that become issuable under the Company’s Fifth Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”), 2020 Incentive Award Plan (the “2020 Plan”) and the Company’s 2020 Employee Stock Purchase Plan (the “2020 ESPP”) and (ii) any additional shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) of the Company, in any case, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock or Class B Common Stock.

(2)

Represents 23,756,491 shares of Class A Common Stock issuable upon the exercise of outstanding options under the 2015 Plan as of September 25, 2020. To the extent outstanding awards under the 2015 Plan (i) expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited or (ii) are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2020 Plan. See footnote 3 below.

(3)

Represents 60,734,883 shares reserved for future issuance under the 2020 Plan, which number consists of (a) 59,633,066 shares initially available for issuance under the 2020 Plan, and (b) an additional 1,101,817 shares previously reserved but unissued under the 2015 Plan on the effective date of the 2020 Plan that are now available for issuance under the 2020 Plan. To the extent (i) outstanding awards under the 2015 Plan expire, lapse or are terminated, exchanged for or settled in cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited or (ii) shares subject to outstanding 2015 Plan awards are delivered to the Company to satisfy the applicable exercise or purchase price of an award and/or any applicable tax withholding obligation with respect to the award, such shares of Class A Common Stock subject to such awards will be available for future issuance under the 2020 Plan. See footnote 2 above. The shares authorized for issuance under the 2020 Plan can be either in the form of Class A Common Stock or Class B Common Stock (that is convertible to Class A Common Stock on a one-for-one basis), as determined by the Company. As a result, we have registered the maximum number of shares of Class A Common Stock and the maximum number of Class B Common Stock that could be issued.

(4)	Represents 9,000,000 shares of Class A Common Stock reserved for issuance under the 2020 ESPP.
(5)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $4.81 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2015 Plan.

(6)

Pursuant to Rule 457(h) of the Securities Act of 1933, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the Class A Common Stock ($33.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by GoodRx Holdings, Inc. (the “Company”) with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), with respect to item (b) below are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)

the Company’s prospectus dated September 22, 2020, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the registration statement on Form S-1, as amended (File No. 333-248465), and all amendments to such registration statement;

(b)

the description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 23, 2020 (File No. 001-39549), together with any amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities then remaining unsold shall be deregistered, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

For purposes of this Registration Statement and the related prospectus, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or replaces such statement. Any statement so modified shall not be deemed in its unmodified form to constitute part of this Registration Statement or the related prospectus.

Item 4. Description of Securities.

See the description of the Company’s Class A and Class B common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-248465) and all amendments to such registration statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company is governed by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Company’s amended and restated certificate of incorporation will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement that the Company enters into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, its directors, its officers and persons who control the Company, and the selling stockholders, within the meaning of the Securities Act against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporated by Reference			Filed
Number	Exhibit Description	Form	Date	Number	Herewith

4.1	Form of Amendment and Restated Certificate of Incorporation of GoodRx Holdings, Inc.	S-1/A	9-14-2020	3.2

4.2	Form of Amended and Restated Bylaws of GoodRx Holdings, Inc.	S-1/A	9-14-2020	3.4

4.3	Form of Certificate of Class A Common Stock	S-1/A	8-28-2020	4.1

4.4	Form of Certificate of Class B Common Stock				X

5.1	Opinion of Latham & Watkins LLP				X

23.1	Consent of PricewaterhouseCoopers LLP				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney.				X

99.1	Fifth Amended and Restated 2015 Equity Incentive Plan	S-1/A	9-14-2020	10.2

99.2	GoodRx Holdings, Inc. 2020 Incentive Award Plan				X

99.2.1	Form of Option Agreement pursuant to 2020 Incentive Award Plan	S-1/A	9-14-2020	10.3.1

99.2.2	Form of Restricted Stock Unit Agreement pursuant to 2020 Incentive Award Plan	S-1/A	9-14-2020	10.3.2

99.2.3	Form of Time-Vesting Restricted Stock Unit Award Agreement (Founders) pursuant to 2020 Incentive Award Plan				X

99.2.4	Form of Performance-Vesting Restricted Stock Unit Award Agreement (Founders) pursuant to 2020 Incentive Award Plan				X

99.3	GoodRx Holdings, Inc. 2020 Employee Stock Purchase Plan	S-1/A	9-14-2020	10.4

Item 9. Undertakings.

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on this 25th day of September, 2020.

GOODRX HOLDINGS, INC.

By	/s/ Karsten Voermann
Karsten Voermann
Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of GoodRx Holdings, Inc., hereby severally constitute and appoint Douglas Hirsch, Trevor Bezdek and Karsten Voermann, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Douglas Hirsch Douglas Hirsch	Director and Co-Chief Executive Officer (Principal Executive Officer)	September 25, 2020

/s/ Trevor Bezdek Trevor Bezdek	Director and Co-Chief Executive Officer (Principal Executive Officer)	September 25, 2020

/s/ Karsten Voermann Karsten Voermann	Chief Financial Officer (Principal Financial And Accounting Officer)	September 25, 2020

/s/ Christopher Adams Christopher Adams	Director	September 25, 2020

/s/ Julie Bradley Julie Bradley	Director	September 25, 2020

/s/ Dipanjan Deb Dipanjan Deb	Director	September 25, 2020

/s/ Adam Karol Adam Karol	Director	September 25, 2020

/s/ Jacqueline Kosecoff Jacqueline Kosecoff	Director	September 25, 2020

/s/ Stephen LeSieur Stephen LeSieur	Director	September 25, 2020

/s/ Gregory Mondre Gregory Mondre	Director	September 25, 2020

/s/ Agnes Rey-Giraud Agnes Rey-Giraud	Director	September 25, 2020